PPLUS LMG-3
Distribution Summary	Class A 73941X668	Class B 73941X650
Number of Shares	1,222,000	1,222,000

CUSIP to be Delivered	530715AJ0	530715AJ0
Total Bonds to be Distributed	24,426,000.00	3,349,000.00
Total Cash to be Distributed	3,118,039.89	562.92

Only delivered in multiples of 50 shares
Bonds per Share	20.00	2.740589200
Cash per Share	2.5387122700	0.0004606500

Only delivered to holdings not divisible by 50
Approximate Cash per Share	25.01